EXHIBIT 99.1

On May 30, 2000, the Registrant issued the following press release:

    For Immediate Release
Company Contact:
Randall Marx
Richard Anderson
Antennas America, Inc.
Phone 303-421-4063  Fax: 303-424-5085
Email:  marx@antennas.com
web site:    www.antennas.com

                 ANTENNAS AMERICA ACQUIRES WINNCOM TECHNOLOGIES


Wheat Ridge, Colorado May 30, 2000 - Antennas America, Inc. (OTC BB:ANTM) today announced that it has acquired Winncom Technologies, Inc., a global value added supplier of high performance wireless broadband products for data and voice, with numerous reseller channels domestically and internationally.

Winncom's  wireless  communications  expertise  will  play  a key  role  in  the
Company's  plans  to  become  a total  wireless  solutions  provider.  Winncom's technology increases the effective range and data throughput of currently available license-free wireless systems. In addition to its design and manufacturing capacity, Winncom is also a solutions provider of wireless products manufactured by the well known manufacturers in the wireless communications space, including Lucent Technologies, Western Multiplex, BreezeCom, and Aironet, a division of Cisco. Additionally, Winncom was named a master Value Added Reseller for the Fujitsu pen-based and portable computing solutions. These license-free systems have been gaining widespread acceptance for delivery of high speed wireless Internet and data communications at speeds greatly exceeding other current means of high-speed connectivity, including DSL and T1 lines.

Consistent with its "One-Stop-Source" philosophy, Winncom designs and manufactures a full line of accessories for the wireless communications industry, including amplifiers, frequency converters, antennas, environmental enclosures, and cable assemblies. Winncom's amplifiers allow high-speed wireless connections at distances in excess of 60 miles. The company also markets Voice-over-IP telephony products, which integrate into its wireless offerings.

For the first quarter of 2000, Winncom had revenues of approximately $3,000,000. This represents a 177% increase over the first quarter of 1999.

Founded in 1993, and headquartered in Solon, Ohio, Winncom has developed a preeminent reputation and expertise in wireless data and voice communications including internet connectivity, point-to-point and point-to-multipoint data connections, and SCADA telemetry. Antennas America believes that Winncom is positioned to deliver significant growth in the wireless industry to meet the emerging needs in high bandwidth, high speed wireless communications. Winncom
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promotes  and  markets  its  products  through  trade   publications,   such  as
Communications News, Wireless Design, Wireless Integration and Information Technology Almanac, and regularly participates in trade shows including ISP CON, Telecom Latina, EGOV, FOSE2000, Wireless Integration, OSBA and CTIA. Winncom's technical experts have contributed editorials to Communications News, Wireless
Integration,   Wireless  Magazine,   RF  Design  and  Development  and  MachTech
publications. Winncom further promotes its wireless expertise by regularly conducting nationwide training seminars for VARs and system integrators, and by offering its customer system design and installation services.

"High Speed wireless internet is one of the fastest growing wireless markets," stated Randall P. Marx, Chief Executive Officer of the Company. "By bringing wireless networking into our business portfolio, we have accelerated our entry into a major emerging sector of the wireless marketplace. As a solutions provider for some of the major hardware suppliers in the wireless industry, Winncom's knowledge and expertise regarding the installation and operation of wireless systems is unparalleled in the wireless networking space. We are proud to have them as part of our team."

"This is an exciting day for Winncom", stated Gregory Raskin, President of Winncom. "We are extremely pleased to be a part of a company that shares our vision of the great future of wireless technology in high-speed data and voice connectivity applications, and is dedicated, as we are, to providing a complete package of wireless solutions."

For  more   information   about   Winncom,   please   visit   its  web  site  at
www.winncom.com.

Antennas America, Inc. is a diversified wireless company that designs, develops and manufactures unique antenna and other wireless solutions for the rapidly expanding telecommunications industry at its 27,600 square foot facility leased in Wheat Ridge, Colorado. The Company also provides custom antenna designs and manufacturing for Original Equipment Manufacturers (O.E.M.) and other emerging wireless communications markets. For more information about the Company and its products, please visit our web site at www.antennas.com.

This is not a solicitation to buy or sell securities and does not purport to be an analysis of the Company's financial position. This Release contains forward looking statements. Although the Company believes that the expectations reflected in the forward-looking statements and assumptions upon which forward-looking statements are based are reasonable, they can give no assurances that such expectations and assumptions will prove to have been correct. For Antennas America, see Antennas America's Annual Report on Form 10-KSB for additional statements concerning important factors, such as demand for products, manufacturing costs and competition, that could cause actual results to differ materially from Antennas America's expectations.